UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                                 (RULE 13D-101)

                                (AMENDMENT NO. 1)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULE 13D-1(A) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-1(A)

                                CLICK2LEARN, INC.
                                -----------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                    18681S106
                                    ---------
                                 (CUSIP Number)

                                 MICHAEL S. FALK
                         COMVEST OPPORTUNITY FUND, L.P.
                                830 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 829-5839
         --------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 With a copy to:

                               ALAN I. ANNEX, ESQ.
                             GREENBERG TRAURIG, LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 801-9200

                                NOVEMBER 22, 2002
              -----------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

             CUSIP NO. 18681S106                     SCHEDULE 13D/A
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             COMVEST OPPORTUNITY FUND, L.P. (13-4195690)
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

             (a)  [  ]
             (b)  [  ]

--------------------------------------------------------------------------------
3            SEC USE ONLY


--------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

             WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF                      7.     SOLE VOTING POWER
    SHARES
BENEFICIALLY             -------------------------------------------------------
   OWNED BY                      8.     SHARED VOTING POWER
EACH REPORTING                          1,308,500 (See Item 5)
    PERSON               -------------------------------------------------------
     WITH                        9.     SOLE DISPOSITIVE POWER

                         -------------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER
                                        1,308,500 (See Item 5)
--------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,308,500 (SEE ITEM 5)
--------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES* [  ]
--------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.43%
--------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

             CUSIP NO. 18681S106                     SCHEDULE 13D/A
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             COMVEST VENTURE PARTNERS, L.P. (13-4124841)
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

             (a)  [  ]
             (b)  [  ]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

             AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF                      7.     SOLE VOTING POWER
    SHARES
BENEFICIALLY             -------------------------------------------------------
   OWNED BY                      8.     SHARED VOTING POWER
EACH REPORTING                          606,000 (See Item 5)
    PERSON               -------------------------------------------------------
     WITH                        9.     SOLE DISPOSITIVE POWER

                         -------------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER
                                        606,000 (See Item 5)
--------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             606,000 (SEE ITEM 5)
--------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES* [  ]

--------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.44%
--------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

              CUSIP NO. 18681S106                    SCHEDULE 13D/A
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             COMVEST MANAGEMENT, LLC. (06-1588640)
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

             (a)  [  ]
             (b)  [  ]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

             AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF                      7.     SOLE VOTING POWER
    SHARES
BENEFICIALLY             -------------------------------------------------------
   OWNED BY                      8.     SHARED VOTING POWER
EACH REPORTING                          606,000 (See Item 5)
    PERSON               -------------------------------------------------------
     WITH                        9.     SOLE DISPOSITIVE POWER

                         -------------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER
                                        606,000 (See Item 5)
--------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             606,000 (SEE ITEM 5)
--------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES* [  ]

--------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.44%
--------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

             CUSIP NO. 18681S106                     SCHEDULE 13D/A
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             COMMONWEALTH ASSOCIATES, L.P. (13-3467952)
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

             (a)  [  ]
             (b)  [  ]

--------------------------------------------------------------------------------
3            SEC USE ONLY


--------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

             AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             NEW YORK
--------------------------------------------------------------------------------
  NUMBER OF                      7.     SOLE VOTING POWER
    SHARES
BENEFICIALLY             -------------------------------------------------------
   OWNED BY                      8.     SHARED VOTING POWER
EACH REPORTING                          12,220 (See Item 5)
    PERSON               -------------------------------------------------------
     WITH                        9.     SOLE DISPOSITIVE POWER

                         -------------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER
                                        12,220 (See Item 5)
--------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,220 (SEE ITEM 5)
--------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES* [  ]


--------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0496%
--------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

             CUSIP NO. 18681S106                     SCHEDULE 13D/A
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             COMMONWEALTH ASSOCIATES MANAGEMENT COMPANY, INC.  (13-3468747)
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

             (a)  [  ]
             (b)  [  ]

--------------------------------------------------------------------------------
3            SEC USE ONLY


--------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

             AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

--------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             NEW YORK
--------------------------------------------------------------------------------
  NUMBER OF                      7.     SOLE VOTING POWER
    SHARES
BENEFICIALLY             -------------------------------------------------------
   OWNED BY                      8.     SHARED VOTING POWER
EACH REPORTING                          12,220 (See Item 5)
    PERSON               -------------------------------------------------------
     WITH                        9.     SOLE DISPOSITIVE POWER

                         -------------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER
                                        12,220 (See Item 5)
--------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,220 (SEE ITEM 5)
--------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES* [  ]


--------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0496%
--------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

             CUSIP NO. 18681S106                     SCHEDULE 13D/A
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             MICHAEL S. FALK
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

             (a) [  ]
             (b) [  ]

--------------------------------------------------------------------------------
3            SEC USE ONLY


--------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

             AF
--------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) or 2(e)  [  ]

--------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
--------------------------------------------------------------------------------
  NUMBER OF                      7.     SOLE VOTING POWER
    SHARES                              25,800 (See Item 5)
BENEFICIALLY             -------------------------------------------------------
   OWNED BY                      8.     SHARED VOTING POWER
EACH REPORTING                          1,926,720 (See Item 5)
    PERSON               -------------------------------------------------------
     WITH                        9.     SOLE DISPOSITIVE POWER
                                        25,800 (See Item 5)
                         -------------------------------------------------------
                                10.     SHARED DISPOSITIVE POWER
                                        1,926,720 (See Item 5)
--------------------------------------------------------------------------------
11
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,952,520 (SEE ITEM 5)
--------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*  [  ]

--------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.03%
--------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

This Amendment No. 1 ("Amendment No.1") supplements and amends the Statement of Beneficial Ownership on Schedule 13D, filed by (i) ComVest Opportunity Fund, L.P., ("ComVest Opportunity"), (ii) ComVest Venture Partners, LP ("ComVest");
(iii) ComVest Management, LLC ("ComVest Management"); (iv) Commonwealth Associates, L.P. ("Commonwealth"); (v) Commonwealth Associates Management Company, Inc. ("CAMC"), and (vi) Michael S. Falk ("Falk") (ComVest Opportunity and, collectively with ComVest, ComVest Management, Commonwealth, CAMC and Falk, the "Reporting Persons") with the Securities and Exchange Commission on August 19, 2002 (the "Schedule 13D"), with respect to the shares of common stock, par value $0.01 per share, of Click2Learn, Inc., a Delaware corporation with its principal executive offices located at 110 110th Avenue NE, Bellevue, Washington 98004. Unless specifically amended hereby, the disclosures set forth in the
Schedule 13D shall remain unchanged. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in Schedule 13D.

ITEM 4. PURPOSE OF TRANSACTION.

     Item 4 is hereby supplemented and amended by adding thereto the following:

     On November 22, 2002, ComVest Opportunity sold 500,000 shares of Common Stock in the open market at market price.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     Item 5 is hereby supplemented and amended to reflect that:

     (a) ComVest Opportunity may be deemed to be the beneficial owner of an aggregate of 1,308,500 shares of Common Stock, representing approximately 5.43% of the issued and outstanding shares of Common Stock of the Issuer.


    ComVest may be deemed to be the beneficial owner of an aggregate of 606,000 shares of Common Stock, representing approximately 2.44% of the issued and outstanding shares of Common Stock of the Issuer. These holdings consist of: (i) 400,000 shares of Common Stock; (ii) the right to acquire 200,000 shares of Common Stock upon exercise of a Warrant which issued to ComVest which expires on November 20, 2006 (hereinafter, the "Warrant I"); and (iii) the right to acquire 6,000 shares of Common Stock upon exercise of another Warrant which was issued to ComVest by the Issuer which also expires on November 20, 2006 (hereinafter, the "Warrant II").

     ComVest Management, as the general partner of ComVest, may be deemed to beneficially own the 606,000 shares of Common Stock beneficially owned by ComVest, representing approximately 2.44% of the issued and outstanding shares of Common Stock of the Issuer.

     Commonwealth may be deemed to be the beneficial owner of an aggregate of 12,220 shares of Common Stock, representing approximately .0496% of the issued and outstanding shares of Common Stock of the Issuer. These holdings consist of
(i) the right to acquire 6,000 shares of Common Stock upon the exercise of the Warrant II; and (ii) the right to acquire 6,220 shares of Common Stock upon the exercise of a Warrant which was issued to Commonwealth as Placement Agent which expires on December 10, 2006 (hereinafter, the "Warrant III").

     CAMC, as the general partner of Commonwealth, may be deemed to beneficially own the 12,220 shares of Common Stock beneficially owned by Commonwealth, representing approximately .0496% of the issued and outstanding shares of Common Stock of the Issuer.

     Falk may be deemed to be the beneficial owner of an aggregate of 1,952,520 shares of Common Stock, representing approximately 8.03% of the issued and outstanding shares of Common Stock of the Issuer. These holdings are as follows:
(i) the 1,308,500 shares of Common Stock beneficially owned by ComVest Opportunity; (ii) the 606,000 shares of Common Stock beneficially owned by ComVest; (iii) the 12,220 shares of Common Stock beneficially owned by Commonwealth; (iv) the right to acquire 4,800 shares of Common Stock upon exercise of the Warrant III; (v) 10,000 shares of Common Stock; (vi) 5,000 shares of Common Stock beneficially owned by the Falk Family Foundation of which Falk is the trustee; (vii) 3,000 shares of Common Stock beneficially owned by the Mikaela Falk Trust of which Falk's wife, Annie Falk, is the trustee; (viii) 2,000 shares of Common Stock beneficially owned by the Gianna Falk Trust of which Falk's wife, Annie Falk, is the trustee; and (ix) 1,000 shares of Common Stock beneficially owned by Falk's wife, Annie Falk. In his capacity as Chairman and controlling equity owner of CAMC, which is the general and principal partner of Commonwealth and the owner of all the interests in ComVest Management (the general partner of ComVest), Falk may be deemed to share indirect voting and dispositive power with respect to such entities' shares and may therefore be deemed to be the beneficial owner of such securities.

     (b) Number of shares as to which each such person has:

     (1) Sole power to vote or to direct the vote, and sole power to dispose or direct the disposition of:

             Name                  Number of Shares
             ----                  ----------------
          Michael Falk                   25,800


     (2) Shared power to vote or to direct the vote, and shared power to dispose or direct the disposition of:

     (i) ComVest Opportunity and Falk may be deemed to share such voting and disposition powers with respect to the 1,308,500 shares of Common Stock beneficially held by ComVest Opportunity.

     (ii) ComVest, ComVest Management and Falk may be deemed to share such voting and disposition powers with respect to the 606,000 shares of Common Stock beneficially held by ComVest.

     (iii) Commonwealth, CAMC and Falk may be deemed to share such voting and disposition powers with respect to the 12,220 shares of Common Stock beneficially held by Commonwealth.

     (c) In the past sixty (60) days from the date of this Amendment No. 1, the Reporting Persons made purchases and sales of the shares of Common Stock in the open market as follows:


Name                       Transaction               Date                     Number of Shares          Price Per Share
----                       -----------               ----                     ----------------          ---------------
ComVest Opportunity          Sell                    November 22, 2002             500,000                    $1.06



(d) Not applicable.

(e) Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: November 27, 2002        ComVest Opportunity Fund, LP

                                By:/s/Michael S. Falk
                                   -------------------------------
                                Name: Michael S. Falk
                                Title: Manager

Dated: November 27, 2002        ComVest Venture Partners, LP

                                By: ComVest Management, LLC,
                                    its general partner

                                By:/s/Michael S. Falk
                                   -------------------------------
                                Name: Michael S. Falk
                                Title: Manager

                               By: ComVest Management, LLC,
                                    its general partner

                                By:/s/Michael S. Falk
                                   -------------------------------
                                Name: Michael S. Falk
                                Title: Manager

Dated: November 27, 2002        Commonwealth Associates, LP

                                By: Commonwealth Associates Management
                                    Company, Inc.,
                                    its general partner

                               By:/s/ Inder Tallur
                                  --------------------------------
                               Name:  Inder Tallur
                               Title: Secretary & Treasurer

Dated: November 27, 2002        By: Commonwealth Associates Management
                                    Company, Inc.,
                                    its general partner

                               By:/s/ Inder Tallur
                                  --------------------------------
                               Name:  Inder Tallur
                               Title: Secretary & Treasurer

Dated: November 27, 2002
                                       /s/Michael S. Falk
                               -----------------------------------
                                          Michael S. Falk